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    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    NOVEMBER 30, 2001

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         WORLD MONITOR TRUST II--SERIES F
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Dear Interest Holder:
Enclosed is the report for the period from October 27, 2001 to November 30, 2001 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of November 30, 2001 was $103.47, a decrease of 7.05% from the October 26, 2001 value of $111.32. The year-to-date return for Series F was a decrease of 3.21% as of November 30, 2001.

Some positive economic news and the fall of Kabul, Afghanistan resulted in one of the greatest reversals the U.S. bond market has seen in decades, driving Series F losses in November. Interest rates climbed sharply in the U.S. and Europe producing a significant decline in performance for this sector. Also contributing to poor performance were losses in the equity sector. After hitting lows in mid-September, U.S. and global stock markets rallied sharply resulting in losses for short positions.

The estimated net asset value per interest as of December 14, 2001 was $103.69. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

Please note that the unit value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
--------------------------------------------------
For the period from October 27, 2001 to
  November 30, 2001
Revenues:
Realized loss on commodity
  transactions........................   $ (47,131)
Change in unrealized commodity
  positions...........................    (701,458)
Interest income.......................      10,552
                                         ---------
                                          (738,037)
                                         ---------
Expenses:
Commissions...........................      65,809
Management fee........................      22,030
Other transaction fees................       2,592
Other expenses........................       9,153
Incentive fee.........................         104
                                         ---------
                                            99,688
                                         ---------
Net loss..............................   $(837,725)
                                         ---------
                                         ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from October 27, 2001 to
  November 30, 2001
                                              Per
                                 Total      Interest
                              -----------   --------
Net asset value at beginning
  of period (102,533.655
  interests)................  $11,413,974   $ 111.32
Contributions...............      606,276
Net loss....................     (837,725)
Redemptions.................      (74,472)
                              -----------
Net asset value at end of
  period (107,355.351
  interests)................  $11,108,053     103.47
                              -----------
                              -----------
                                            --------
Change in net asset
  value per interest.....................   $  (7.85)
                                            --------
                                            --------
Percentage change........................      (7.05)%
                                            --------
                                            --------
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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II-- Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             ----------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer